Exhibit 16.1

December 1, 2011

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE:	Puma Biotechnology, Inc.

File No.: 000-52811

We have read the statements under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the Form S-1 Registration Statement to be filed by Puma Biotechnology, Inc. with the Securities and Exchange Commission on December 2, 2011. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ MaloneBailey, LLP

www.malone-bailey.com

Houston, Texas